UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2007

ARKANOVA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51612

(Commission File Number)

68-0542002

(IRS Employer Identification No.)

21 Waterway Avenue, Suite 300, The Woodlands, TX 77381

(Address of principal executive offices and Zip Code)

281-362-2787

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 15, 2007, we entered into a Note Purchase Agreement with Global Project Finance AG pursuant to which we issued a $600,000 promissory note. The promissory note bears interest at 10% per annum, is due on demand at any time after July 31, 2007 and may be secured by Global Project Finance against our oil, gas and mineral leases in Phillips and Monroe County, Arkansas.

Our company may prepay the promissory note in whole or in part at any time prior to July 31, 2007 without penalty. In the event that our company completes a subsequent debt or equity financing of $5,000,000 or more prior to July 31, 2007, our company is obligated to repay the promissory note, plus accrued interest, from the proceeds of the financing. In the event that our company defaults on the promissory note, and unless such default is waived in writing by Global Project Finance, Global Project Finance may consider the promissory note immediately due and payable without presentment, demand, protest or notice of any kind. Under such circumstances, interest shall accrue on the principal amount from the date of default at the rate of 16% per annum, or the maximum rate allowed by applicable law, whichever is lower.

Item 9.01 Financial Statements and Exhibits.

10.1	Note Purchase Agreement dated June 15, 2007, between our company and Global Project Finance AG.
10.2	Promissory Note dated June 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Pierre Mulacek

Pierre Mulacek

Chief Executive Officer

Date:	June 20, 2007

CW1272302.1